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                                                                   Exhibit 10.30


                     LEASE AGREEMENT FOR A GAMMA KNIFE UNIT


        THIS AGREEMENT FOR A GAMMA KNIFE UNIT (hereinafter referred to as the "Agreement"), dated December 11, 1996, is entered into between GK FINANCING, LLC, a California Limited Liability Company (hereinafter referred to as "GKF"), and THE COMMUNITY HOSPITAL GROUP, INC., DBA JFK MEDICAL CENTER, a New Jersey corporation (hereinafter referred to as "JFK").

                                 R E C I T A L S

        WHEREAS, JFK wants to lease a Leksell Stereotactic Gamma Unit, Model 23004, Type B, manufactured by Elekta Instruments, Inc. (hereinafter referred to as the "Equipment");

        WHEREAS, GKF is willing to lease the Equipment which GKF has acquired from Elekta Instruments, Inc., a Georgia corporation (hereinafter referred to as "Elekta"), to JFK pursuant to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the promises contained herein, the parties hereto hereby agree as follows:

        1. Execution of LGK Agreement by and between JFK and Elekta. JFK agrees that simultaneously with the execution of this Agreement it shall execute that certain LGK Agreement with Elekta (hereinafter referred to as the "LGK Agreement"), a copy of which is attached hereto as Exhibit 1 and incorporated herein by this reference. JFK agrees to fulfill all of its obligations under the LGK Agreement and acknowledges that GKF is a third party beneficiary of the LGK Agreement. JFK shall fully indemnify and hold harmless GKF in the event that GKF suffers any loss, damage, claim or expense (including reasonable attorneys' fees) solely as a result of JFK's breach of the LGK Agreement. Subject to the consent of Elekta, GKF hereby sublicenses the LGK Software (as said term is defined in the LGK Agreement) to JFK.

        2. Certificate of Need (CON). It is understood that JFK requires a CON to install and operate the Equipment. JFK will work diligently toward receipt of a CON for the Equipment and the provision of services related thereto. This Agreement shall become null and void in the event JFK does not receive a CON for the Equipment and the provision of services related thereto after using its best efforts to do so.

        3. Delivery of the Equipment and Site Preparation. GKF shall arrange in coordination with Elekta to have the Equipment delivered to JFK at 65 James Street, Edison, New Jersey (the "Site") on a date specified in a separate written agreement of the parties. GKF shall exert its best efforts to expedite the delivery of the Equipment in accordance with the terms and conditions of the Purchase Agreement for the Equipment by and between GKF and Elekta, a copy of which is attached hereto as Exhibit 2. Unless otherwise agreed upon in writing by GKF



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and JFK, the Equipment to be delivered to JFK on the delivery date shall be the
Leksell Gamma Knife unit, Model 23004, Type B, described in the LGK Agreement. Notwithstanding the foregoing, it is understood and agreed that GKF has made no representations and warranties to JFK concerning actual delivery date or schedule for the Equipment at the Site.

        JFK shall provide a safe and properly prepared Site, at its own expense, in accordance with all of Elekta's technical instruments (if any), written specifications (if any) and Site Planning Criteria (which Site Planning Criteria are attached as Exhibit B to the LGK Agreement (Exhibit 1 attached hereto) and incorporated herein by this reference). Any written specifications not attached as an exhibit to this Agreement shall be delivered to JFK in a timely fashion in order to permit JFK to take such specifications into account in the planning for the preparation of the Site. The location of the Site shall be acceptable to GKF. JFK shall prepare, at its sole cost and expense, the requisite plans and specifications for the Site and shall submit them to Elekta and GKF for approval, which approval shall not be unreasonably withheld, conditioned or delayed. JFK shall obtain, in a timely manner, a User License from the Nuclear Regulatory Commission and/or appropriate state agency authorizing it to take possession of the Cobalt supply and shall obtain such other licenses, permits, approvals, consents and authorizations, which may be required by local governmental or other regulatory agencies for the Site, its preparation, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests, and the use of the Equipment, all as more fully set forth in Article 2.1 of the LGK Agreement.

        4. Term of the Agreement. The initial term of this Agreement (the "Term") shall commence as of the date hereof and, unless earlier terminated in accordance with the provisions of this Agreement or extended pursuant to Paragraphs 15 or 18 below, shall continue for a period of ten (10) years following the date of the performance of the first clinical Gamma Knife procedure at the Site (the "First Procedure Date"). JFK shall become liable to GKF for the payments referred to in Paragraph 7 hereinbelow upon the First Procedure Date.

        5. Costs of Site Preparation; Costs of Installation. JFK's obligations shall include preparation of plans and specifications for the construction and preparation of the Site in such form as will result in the Site, when constructed in accordance with such plans and specifications, being in full compliance with Elekta's Site Planning Criteria. JFK shall, at its own expense and risk, prepare, construct and make ready the Site as necessary for the installation of the Equipment, including, but not limited to, providing any temporary and/or permanent shielding for the charging of the Equipment and its use, selecting and preparing a proper foundation for the Equipment and the shielding, properly aligning the Site, and installing all wiring. JFK shall be financially responsible for the positioning of the Equipment on its foundation at the Site.

        JFK shall, at its own expense and risk, select, purchase, install and maintain all radiation monitoring equipment and devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment, all in accordance with applicable federal, state and local laws, rules and regulations.



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        Upon completion of the Site, JFK shall warrant that the Site will be safe and suitable for the use of the Equipment. JFK shall fully indemnify and hold harmless GKF (and its members and their respective officers, directors, agents, employees and affiliates) for any loss, liability, damage, action, claim, cost or expense (including reasonable attorneys' fees) which GKF may suffer or incur which is caused solely by JFK's preparation of the Site and the positioning of the Equipment not having been done in compliance with Elekta's Site Planning Criteria.

        Except to extent attributable to JFK's compliance with Elekta's Site Planning Criteria, JFK shall be liable for any damages to the Equipment caused by (a) defects in construction of the Site or defects in positioning of the Equipment at the Site; (b) defects arising out of materials or parts provided, modified or designed by JFK with respect to the Site; (c) negligent or intentional acts of omission or commission by JFK or any of its officers, agents physicians or employees in connection with the Site preparation; or (d) negligent operation of the Equipment at the Site. However, the review and approval of Site plans, specifications and/or positioning plans by GKF and/or Elekta shall not relieve JFK from liability for damages to the Equipment caused by the failure to comply with applicable federal, state or local laws or regulations, including building codes, or those portions of the Site Planning Criteria relating to the load bearing capacity of the floor of the treatment room and to radiation protection.

        JFK warrants that it shall utilize its best efforts to fulfill on an expeditious basis its obligations under this Paragraph 5. JFK further warrants that it shall on a regular basis keep GKF informed of JFK's progress in fulfilling its obligations pursuant to this Paragraph 5. Should JFK not have all Site preparations completed so that the Site is acceptable for positioning and installation of the Equipment by the scheduled delivery date specified in a separate written agreement plus a sixty (60) day grace period (the "late completion date"), JFK shall reimburse GKF upon written request for GKF's actual financing costs (which financing costs shall not exceed interest at the prime interest rate of Citibank, N.A. plus 2%) based upon GKF's cost of the Equipment for the period between the late completion date and the date that the Site is completed in order to allow for the positioning and installation of the Equipment. As of the date of this Agreement, GKF's estimated financing costs based upon the costs of the Equipment is approximately * per month, which amount may be subject to increase or decrease based upon subsequent changes in the prime interest rate.

        If the Equipment is not delivered by the scheduled delivery date specified in a separate written agreement plus a sixty (60) day grace period (other than by reasons of force majeure as provided in Paragraph 27 below) (the "late delivery date"), GKF shall reimburse JFK upon written request for JFK's actual financing costs (which financing costs shall not exceed interest at the prime interest rate of Citibank, N.A. plus 2%) based upon JFK's direct costs incurred to prepare and construct the Site for the Equipment for the period between the late delivery date and the date the Equipment is actually delivered to the Site.

        6.     [Intentionally Omitted]



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        7. Per Procedure Payments. Except as set forth in this Paragraph 7, JFK shall pay to GKF a per procedure payment of * for the use of the Equipment. A procedure shall be defined as a single patient treatment session that may include one or more isocenters during that session. JFK shall be billed on the fifteenth (15th) and the last day of each month for the actual number of procedures performed during the first and second half of the month, respectively. JFK shall pay the procedures invoiced within forty-five (45) days after being invoiced by GKF. Interest shall begin to accrue at the rate of 1-1/2% per month on all invoices remaining unpaid after sixty (60) days. JFK acknowledges that its current Medicare reimbursement rate for DRG 1 is * . If at any time the Medicare reimbursement rate paid to JFK for DRG 1 shall be less than * , JFK and GKF shall renegotiate the per procedure payment rate set forth hereinabove to reflect JFK's reduced Medicare reimbursement rate for DRG 1. As consideration for GKF's renegotiation of the per procedure payment rate, at that time, JFK and GKF shall review and adjust the technical fee amounts then being charged or billed by JFK for all Gamma Knife procedures (i.e., procedures performed for Medicare patients and non-Medicare patients).

        As a means to permit JFK to perform charity care for persons who require Gamma Knife procedures, who are not covered by Medicare, Medicaid or private insurance programs (whether indemnity, preferred provider, health maintenance organization, etc.) and who do not have the means to pay for such procedures based upon state adopted standards of indigency, GKF shall waive the per procedure payment described in this Paragraph 7 for * Gamma Knife procedure for each * Gamma Knife procedures performed under this Agreement by JFK for which a per procedure payment is made to GKF in the manner described herein. JFK shall be solely responsible (and GKF shall not in any manner be or become responsible) to determine (a) whether any person described herein requires a Gamma Knife procedure, (b) who shall receive a Gamma Knife procedure hereunder if more than one (1) person described herein requires a Gamma Knife procedure, and (c) whether any person meets the standards of indigency. JFK shall provide reasonable written documentation evidencing satisfaction of the conditions set forth herein to GKF at or prior to the time of payment in order for GKF to waive the per procedure payment for charity care purposes. Except as set forth herein, JFK shall pay to GKF the per procedure payment set forth in this Paragraph 7 for each Gamma Knife procedure regardless of the ability of the patient to pay for such services or the amount of reimbursement or payment received by JFK for such procedure.

        8. Use of the Equipment. The Equipment may be used by JFK only at the Site and shall not be removed therefrom. JFK shall not assign or sublease the Equipment or its rights hereunder without the prior written consent of GKF; which consent shall not be unreasonably withheld or delayed. No assignment or sublease shall relieve JFK of any of its obligations hereunder. JFK shall not use nor permit the Equipment to be used in any manner nor for any purpose for which, in the opinion of Elekta or GKF, the Equipment is not designed or reasonably suitable. JFK shall not permit any liens, whether voluntary or involuntary, to attach to the Equipment, without the prior written consent of GKF. JFK shall have no interest in the Equipment other than the rights acquired as a lessee hereunder and the Equipment shall remain the property of GKF regardless of the manner in which it may be installed or attached at the Site.



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JFK shall, at GKF's request, affix to the Equipment tags, decals, or plates furnished by GKF, indicating GKF's ownership of the Equipment.


        9. Additional Covenants of JFK. In addition to the other covenants made by JFK, JFK shall, at its own cost and expense:

               (a) Provide properly trained professional, technical and support personnel and supplies required for the proper performance of medical procedures utilizing the Equipment.

               (b) Protect and hold GKF harmless from and against all medical and financial responsibility for the diagnosis, treatment and care of JFK's patients.

               (c) Fully comply with all of its obligations under the LGK Agreement.

               (d) Fully indemnify, hold harmless and/or reimburse GKF on a prompt basis as follows:

                      (i) From and against any and all damages to the Equipment (including any damages arising out of or related to violations by JFK, its agents, officers, physicians, employees, successors and assigns of the Service Agreement described in Paragraph 16 hereof), together with reasonable attorneys fees incurred by GKF to establish or enforce its right to indemnity hereunder, to the extent such damages are caused by the negligent or wrongful acts or omissions of JFK, its agents, officers, physicians, employees, successors and assigns. In the event the Equipment is destroyed or rendered unusable, this indemnification shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any.

                      (ii) From and against any and all claims, liabilities, obligations, losses, damages, injuries, penalties, actions, costs and expenses (including reasonable attorneys' fees) for all events and/or occurrences described in Article 7.3 of the LGK Agreement to the same extent that JFK agrees to indemnify Elekta thereunder.

The indemnification obligations of JFK under this Paragraph 9(d) shall exclude any claims or damages arising out of or related to GKF's breach of its obligations under the Purchase Agreement, Elekta's breach of its obligations under the LGK Agreement, or any defects in the Site Planning Criteria.

               (e) Provide reasonable and customary marketing materials (i.e. brochures, announcements, etc.), marketing support, and an administrative and physician (i.e. seminars by neurosurgeons and radiation therapists to referring physicians, etc.) commitment to this clinical service. Not less than ninety (90) days prior to the First Procedure Date and the commencement of each succeeding twelve (12) month period during the Term, JFK shall submit for approval to GKF a proposed marketing budget and plan for the clinical service to be supported by the Equipment for the succeeding twelve (12) month period of the Term. GKF shall not



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unreasonably withhold, delay or condition its approval of the marketing budget and plan, and the same shall be deemed approved by GKF unless, within thirty (30) days after receipt thereof, GKF notifies JFK in writing of its exceptions thereto. In such event, the parties shall promptly confer to resolve such exceptions and any other disagreements related to the marketing budget and plan. Once approved, the marketing budget and plan shall be implemented by JFK in accordance with its terms. As funds are expended by JFK in accordance with the marketing budget and plan, JFK shall submit invoices (together with documentary evidence supporting the invoices) for its expenditures and, promptly following the receipt of such invoices, GKF shall reimburse JFK for * of the expenditures up to the limit of * per year.

        10. Additional Covenants, Representations and Warranties of GKF. In addition to the other covenants, representations and warranties, made by GKF in this Agreement:

               (a) GKF represents and warrants that GKF has full power and authority to enter into this Agreement, and that this Agreement does not and will not violate any agreement, contract or instrument binding upon GKF.

               (b) GKF represents and warrants to JFK that, upon delivery of the Equipment to JFK, GKF shall use its best faith efforts to require that Elekta meets its contractual obligations to GKF and to put the Equipment, as soon as possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer's specifications, guidelines and field modification instructions.

               (c) GKF represents and warrants that throughout the Term of this Agreement, JFK shall enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement or under Elekta's Purchase Agreement with GKF.

               (d) During the entire Term of this Agreement and subsequent extension thereof, GKF shall maintain in full force and effect: (i) the Service Agreement referenced in Paragraph 16 hereof; and (ii) any other service or other agreements required to fulfill GKF's obligations to JFK pursuant to this Paragraph 10(d). GKF represents and warrants that during the entire Term of this Agreement and any subsequent extensions thereof it will fully pursue any and all remedies it may have against Elekta under the Service Agreement to insure that the Equipment will be in conformity with Elekta's warranties so that it is free from defects in design, materials, and workmanship which result in noncompliance with the specifications and/or Elekta's warranties to GKF. In no event, however, shall the warranty obligations of GKF to JFK with respect to the Equipment be greater or more extensive than Elekta's warranty obligations to GKF with respect to the Equipment.

               (e) GKF shall fully indemnify and hold harmless JFK in the event that JFK suffers any loss, damage, claim or expense (including reasonable attorneys' fees) solely as a result of GKF's breach of the Purchase Agreement or GKF's failure to enforce the Service



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Agreement (but only to the extent that the primary obligation to enforce the
Service Agreement is not assigned by GKF to JFK pursuant to Paragraph 16 below).

        11. Ownership/Title. It is expressly understood that JFK shall acquire no right, title or interest in or to the Equipment, other than the right to the possession and use of the same in accordance with the terms of this Agreement.

        GKF may at its sole discretion finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. Should GKF finance the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral against the loan. Should GKF finance the Equipment through a capitalized lease, title shall vest with the lessor until GKF exercises its buy-out option. If required by the lender, lessor or other financing entity (the "Lender"), GKF may assign its interest under this Agreement as security for the financing. JFK's interest under this Agreement shall be subject to the interests of the Lender.

        GKF and JFK acknowledge that GKF has not finalized the principal terms and conditions of its financing agreement, lease or loan (collectively a "financing agreement") with the Lender in connection with the Equipment subject to this Agreement. GKF shall notify JFK when it receives a firm written commitment from the Lender setting forth the principal terms and conditions of the financing agreement for the Equipment subject to this Agreement. If the firm written commitment received from the Lender contains a cross-default provision as one of the principal terms and conditions of the financing agreement (a) GKF shall so notify JFK as a part of the written notice given to JFK in accordance with the preceding sentence, and (b) during the thirty (30) day period after such written notice is given to JFK, JFK shall have the right to terminate this Agreement by giving a written notice of termination to GKF. If JFK exercises its right of termination, this Agreement shall terminate as of the end of such thirty (30) day period, all parties shall thereafter be excused from the performance of any obligations or duties hereunder, and neither GKF or JFK shall have any recourse (whether legal, equitable or otherwise) against the other for any claims in any manner arising out of or related to such termination. If JFK does not exercise its right of termination during such thirty (30) day period, this Agreement shall continue in full force and effect in accordance with the provisions hereof.

        GKF shall instruct the Lender to notify JFK within ten (10) days of any payment defaults by GKF under the financing agreement for the Equipment installed at the Site (a "Payment Default"). In the event of a Payment Default, if GKF has not provided reasonably satisfactory evidence to JFK that it has cured the Payment Default within twenty (20) days after JFK's receipt of the default notice from the Lender, JFK may, in its sole discretion, cure the default on behalf of GKF by payment of the amounts due directly to the Lender and, in such event, JFK may offset subsequent payments owing to GKF pursuant to Paragraph 7 above (i.e., the per procedure payments) against the amount paid by JFK to the Lender until JFK is reimbursed in full. Once it is reimbursed in full, JFK shall again make all payments to GKF when and as required pursuant to Paragraph 7. above.



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        12. Cost of Use of the Equipment. Except as is otherwise provided herein, JFK shall bear the entire cost of using the Equipment during the Term of this Agreement. This shall include, but not be limited to, providing trained professionals, technical and support personnel and supplies to properly operate the Equipment. JFK shall be fully responsible and liable for all acts and/or omissions of such professional, technical and support personnel.

        13. Taxes. GKF shall pay any personal property taxes levied against the Equipment and any other taxes or governmental fees or assessments, however denoted, whether of the federal government, any state government or any local Government, levied or based on this Agreement or the use of the Equipment except for those taxes, if any, pertaining to the gross income or gross receipts of JFK.

        14. Maintenance and Inspections. Subject to the assignment of its rights under the Service Agreement to JFK pursuant to Paragraph 16 below and the responsibilities of Elekta thereunder, GKF agrees to exercise due and proper care in the maintenance of the Equipment and to keep the Equipment in a good state of repair, reasonable wear and tear excepted. A maintenance schedule for the Equipment is attached hereto as Exhibit 3. JFK shall be liable to GKF for all damage to the Equipment caused by the misuse, negligence, improper use or other intentional or negligent acts or omissions of JFK's employees, officers, agents, and physicians. JFK shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment that is not covered by the Service Agreement described in Paragraph 16 below.

        GKF and Elekta shall have the right of access to the Equipment for the purpose of inspecting same at all reasonable times and upon reasonable notice and with a minimum of interference to JFK's operations. In the event the Equipment is improperly used by JFK or its employees, agents, officers, and physicians, GKF may service or repair the same as needed and such expense shall be paid by JFK, unless the repair is covered by the Service Agreement described in Paragraph 16 hereof.

        Any work so performed by or in the service or maintenance of the Equipment as a result of JFK's failure or neglect to do so shall not deprive GKF of any of its rights, remedies or actions against JFK for damages caused by such failure or neglect.

        15. Equipment Modifications/Additions/Upgrades. The necessity and financial responsibility for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be mutually agreed upon by GKF and JFK. In the event GKF and JFK agree to reload the Cobalt-60 source (i.e., in approximately the eighth (8th) year of the Term), GKF shall pay the costs associated therewith and, notwithstanding any provisions to the contrary herein, the initial Term shall be extended for an additional * .

        16. Service Agreement. GKF warrants that, simultaneously with the execution of this Agreement, it shall enter into a Service Agreement with Elekta (the "Service Agreement"), a copy of which is attached as Exhibit F to the LGK Agreement (attached hereto as Exhibit 1) and



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incorporated herein by this reference. Following the execution thereof and subject to the consent of Elekta, GKF shall assign to JFK in writing all of its rights arising under the Service Agreement, including the right to enforce the provisions thereof directly against Elekta. By virtue of said assignment, GKF shall be relieved of all responsibility and shall not in any manner be or become liable for the performance of the Service Agreement by Elekta or any other person. Notwithstanding the assignment, GKF shall continue to use its best efforts to cause Elekta to perform its obligations under the Service Agreement in a timely manner.

        17. Termination. If, after the initial twenty-four (24) month following the First Procedure Date and each subsequent twelve (12) month period thereafter, as soon as reasonably possible following a written request therefor, JFK has not provided GKF with a reasonable economic justification for GKF to continue to provide the Equipment pursuant to this Agreement (which reasonable economic justification may include, but not be limited to, JFK's utilization of the Equipment, GKF's acquisition costs, financing costs, and service and maintenance costs for the Equipment, and a reasonable return on GKF's investment), GKF shall have the option to terminate this Agreement by giving a written notice of termination to JFK not less than ninety (90) days prior to the termination date designated in GKF's written notice. If JFK objects to GKF's notice of termination, JFK shall give written notice of its objections to GKF not less than sixty (60) days prior to GKF's designated termination date. In such event, the parties shall confer to attempt to resolve JFK's objections. If the parties cannot resolve the objections, the matter shall be submitted to arbitration in the manner described in Paragraph 29(d) below. Notwithstanding the foregoing, in the event that GKF elects to terminate this Agreement in the manner provided herein, JFK shall have the option to purchase the Equipment from GKF on the termination date on the same terms as described in Paragraph 18(a)(ii) below by giving written notice to GKF of the exercise of its option not less than thirty (30) days prior to the designated termination date. The purchase price for the Equipment shall be payable by JFK to GKF in cash on the designated termination date.

        18.    Options to Extend Agreement.

               (a) JFK shall have the option at the end of the initial Term to:

                      (i) Renegotiate this Agreement for a specified renewal term taking into account the use (e.g., number of procedures, etc.) of the Equipment at the Site during the initial Term.

                      (ii) Purchase the Equipment from GKF for cash (or other immediately available funds) at its then * , but excluding any value attributable to the Site, as determined by a qualified independent appraiser or appraisal company agreed upon by GKF and JFK. The qualified independent appraiser or appraisal company (or its principals or employees) shall be a member of a nationally recognized appraisal society or association of business appraisers and have at least five (5) years experience in the appraisal of Gamma Knife equipment and other similar high technology medical equipment. If GKF and JFK are unable to agree upon the



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selection of an independent appraiser, each shall name two (2) qualified independent appraisers (i.e., a total four (4) named appraisers), the name of each designated independent appraiser shall be written in black ink on a blank sheet of white paper (i.e., one name on each sheet of paper), each sheet of paper shall be placed in an identical blank white envelope and sealed (i.e., four (4) separate envelopes) and the then serving Chief Executive Officer of JFK shall randomly pick one of the envelopes in the presence of a representative of GKF. The name of the independent appraiser in the envelope picked by the Chief Executive Officer shall serve for purposes hereof.

                      (iii) Terminate this Agreement. If JFK terminates this Agreement at the end of the initial term, GKF shall remove the Equipment from the Site not more than ninety (90) days after the expiration of the initial Term.

JFK shall exercise one (1) of the three (3) options referred to above, by mailing an irrevocable written notice thereof to GKF at the address provided pursuant to Paragraph 23 below by registered mail, postmarked at least nine (9) months prior to the expiration of the initial Term. Any such notice shall be sufficient if it states in substance that JFK elects to exercise its option and states which of the three (3) options referred to above JFK is exercising.

               19. No Warranties by GKF. JFK warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment; (b) determined for itself that all items of the Equipment are of a size, design, capacity and manufacture selected by it; and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for JFK's stated purposes. GKF SUPPLIES THE EQUIPMENT "AS IS". GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER'S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT'S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE, it being agreed that all such risks, as between GKF and JFK, shall be borne by JFK. JFK agrees to look solely to the Elekta or to the other suppliers of the Equipment (and its software) for any and all warranty claims. To the extent Elekta makes any warranties with respect to the Equipment for the benefit of GKF which are not also made for the benefit of, or are not directly enforceable by, JFK under the LGK Agreement, GKF shall assign to JFK in writing all of its rights arising under said warranties, including the right to enforce the provisions thereof directly against Elekta. Assignment of GKF's warranty rights shall be subject to the consent of Elekta. By virtue of said assignment, GKF shall be relieved of all responsibility and shall not in any manner be or become liable for the performance of the warranties by Elekta or any other person. Notwithstanding the assignment, GKF shall continue to use its best efforts to cause Elekta to perform its warranty obligations in a timely manner. GKF shall not be responsible for the delivery, installation or operation of the Equipment or for any delay or inadequacy of any or all of the foregoing. GKF shall not be responsible for any direct or indirect consequential loss or damage suffered or incurred by JFK resulting from the installation, operation or use of the Equipment or otherwise. JFK expressly waives any right to hold GKF liable hereunder for any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment.

        20. Events of Default by JFK and Remedies. The occurrence of any one of the following shall constitute an Event of Default hereunder:

               (a) JFK fails to pay any installment of semi-monthly procedure payments when due pursuant to Paragraph 7. above and such default continues for a period of thirty (30) days after written notice thereof from GKF or its assignee is given to JFK;

               (b) JFK attempts to remove, sell, transfer, encumber, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein;

               (c) JFK shall fail to observe or perform any other material obligations required to be observed or performed by JFK hereunder and such failure shall continue uncured for thirty (30) days after written notice thereof to JFK by GKF; however, if a breach or failure reasonably requires more than thirty (30) days to cure, then an Event of Default shall not occur if JFK commenced to cure the breach or failure during the initial thirty (30) day period and diligently pursues the cure to completion as soon as reasonably possible following the end of the initial thirty (30) day period;

               (d) JFK ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation; or

               (e) Within sixty (60) days after the commencement of any proceedings against JFK seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without JFK's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

Upon the occurrence of an Event of Default, GKF may at its option do any or all of the following: (i) by notice to JFK, terminate this Agreement as to the Equipment, wherever situated, and for such purposes, enter upon the Site without liability for so doing or GKF may cause JFK and JFK hereby agrees to return the Equipment to GKF at JFK's sole cost and expense; (ii) recover from JFK as liquidated damages for the loss of the bargain and not as a penalty an amount equal to the present value of the unpaid estimated future lease payments to be made by JFK to GKF through the end of the Term discounted at the rate of nine percent (9%), which payment shall become immediately due and payable and which unpaid estimated future lease payments shall be based on the prior twelve (12) months lease payments with an annual five (5%) percent increase; or (iii) sell, dispose of, hold, use or lease the Equipment, as GKF in its sole discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar equipment then owned or leased by GKF). In any event, JFK shall, without further demand, pay to GKF an amount equal to all sums due and payable under Paragraph 7 above for all periods up to and including the date on which GKF had declared this Agreement to be in default.

        In the event that GKF elects to terminate this Agreement in the manner provided herein because of an Event of Default, JFK shall have the option to purchase the Equipment from GKF on the termination date by giving written notice to GKF of the exercise of the option not more than thirty (30) days after the date of the occurrence of the Event of Default. In the event JFK exercises the option during the applicable period, the purchase price to be paid by JFK to GKF for the Equipment shall be an amount equal to the * of the Equipment determined in the same manner as described in Paragraph 18(a)(ii) above as if the purchase occurred on the expiration of the Term * . The purchase price for the Equipment shall be payable by JFK to GKF in cash not more than thirty (30) days following the exercise of the option. The payment of the purchase price by JFK to GKF under this paragraph shall be in addition to, and not supplant or replace, any damages or other amounts for which JFK may be liable to GKF under this Agreement as a result of the Event of Default, including, without limitation, the damages described in subpart (ii) of the preceding paragraph.

        In the event JFK shall have paid to GKF the liquidated damages amount referred to in subpart (ii) of the second preceding paragraph, GKF shall pay to JFK promptly after receipt thereof, all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the initial Term (after deduction of all expenses incurred by GKF, said amount never to exceed the amount of the liquidated damages paid by JFK); however, GKF shall not be required to pay to JFK any amount received by GKF as a result of the exercise of the option to purchase pursuant to the immediately preceding paragraph. GKF shall use its reasonable efforts to sell or relet the Equipment; however, GKF shall have no obligation to sell or relet the Equipment. JFK shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys' fees. JFK hereby agrees that, in any event, it shall be liable for any deficiency after any sale, lease or other disposition of the Equipment by GKF. The rights afforded GKF hereunder shall not be deemed to be exclusive, but shall be in addition to any other rights or remedies provided by law.

        21. Events of Default by GKF and Remedies. The occurrence of any one of the following shall constitute an Event of Default hereunder:

               (a) GKF shall fail to observe or perform any of its material obligations required to be observed or performed by GKF hereunder and such failure shall continue uncured for thirty (30) days after written notice thereof by JFK to GKF; however, if a breach or failure reasonably requires more than thirty (30) days to cure, then an Event of Default shall not occur if GKF commenced to cure the breach or failure during the initial thirty (30) day period and diligently pursues the cure to completion as soon as reasonably possible following the end of the initial thirty (30) day period;

               (b) Lender declares GKF in default under any financing agreements entered into by GKF to finance the acquisition of the Equipment (subject to the lapse of all applicable cure periods without the remedy of the default by GKF);

               (c) GKF ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation; or

               (d) Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without GKF's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

Upon the occurrence of an Event of Default, JFK may at its option do any or all of the following: (i) by notice to GKF, terminate this Agreement as to the Equipment and, in such event, GKF shall remove the Equipment at GKF's sole cost and expense or, in the absence of removal by GKF within a reasonable period of time after a written request therefor, for JFK to remove the Equipment with all due care and store the Equipment at GKF's sole cost and expense; or (ii) to recover from GKF such damages as may be realized by JFK from the loss of the bargain. GKF shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys' fees. However, GKF shall not in any manner be or become liable to JFK for any consequential damages arising out of or resulting from the Event of Default. The rights afforded GKF hereunder shall not be deemed to be exclusive, but shall be in addition to any other rights or remedies provided by law.

        Notwithstanding the foregoing, in the event that GKF elects to terminate this Agreement in the manner provided herein as a result of an Event of Default, JFK shall have the option to purchase the Equipment from GKF on the same terms as described in Paragraph 18(a)(ii) above by giving written notice to GKF of the exercise of its option not more than thirty (30) days after the date of the occurrence of the Event of Default. The purchase price for the Equipment shall be payable by JFK to GKF in cash not more than thirty (30) days following the exercise of the option.

        22.    Insurance.

               (a) During the Term of this Agreement (and any renewal terms) GKF shall, at its own cost and expense, keep in effect an all risk and hazard insurance policy covering the Equipment. The all risk and hazard insurance policy shall be for an amount not less than the replacement cost of the Equipment. JFK shall be named as an additional insured party on the all risk and hazard insurance policy to the extent of its interest in the Equipment arising under this Agreement. The all risk and hazard insurance policy maintained by GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to JFK upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

               (b) During the Term of this Agreement, JFK shall, at its own cost and expense, keep in effect public liability and professional liability insurance policies concerning the operation of the Equipment by JFK. Said policies shall be in the amounts of not less than $1,000,000 per occurrence and $5,000,000 annual aggregate. GKF shall be named as additional insured party on the insurance policies to be maintained hereunder by JFK. The policies to be maintained by JFK hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by JFK to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term. As an alternative to providing the insurance policies described herein, JFK may protect against the risks covered by public liability and professional liability insurance policies through a reasonably funded self-insurance program. In the event JFK elects to provide the coverage described herein through a self-insurance program, upon the commencement of the Term and as of each commencement of each twelve (12) month period thereafter, JFK shall provide written documentation to GKF evidencing (a) the establishment and existence of the self-insurance program, (b) the reasonable funding of the self-insurance program based upon the risks described herein and the other risks intended to be covered by the program, and (c) GKF's rights as a party entitled to protection from the self-insurance program for the risks described herein.

               (c) If the Equipment is rendered unusable as a result of any physical damage to, or destruction of, the Equipment, JFK shall give to GKF immediate notice thereof. GKF shall determine, within thirty (30) days after the date of occurrence of such damage or destruction, whether the Equipment can be repaired. In the event GKF determines that the Equipment cannot be repaired, GKF, at its sole cost and expense, shall replace the Equipment as soon as reasonably possible based upon the availability of replacement equipment from Elekta and within the limits of Elekta's manufacturing capabilities. The replacement equipment shall be the same or a similar model (based upon the models for the Gamma Knife units then manufactured by Elekta) as the Equipment subject to this Agreement. This Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter.

        23. Notices. Any notices required under this Agreement shall be sent in writing and shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail to the following addresses:

          To GKF:            Mr. Craig K. Tagawa
                             Chief Executive Officer
                             GK Financing, LLC
                             Four Embarcadero Center, Suite 3620
                             San Francisco, CA 94111

          To JFK:            Mr. Scott Gebhard
                             Senior Vice President
                             JFK Health Systems
                             65 James Street
                             Edison, NJ 08818-3059

          With copies to:    Sean Patrick Murphy, Esq.
                             Vice President and General Counsel
                             JFK Health Systems
                             80 James Street
                             Edison, NJ 08818-3059

                               Mr. Ray Fredericks
                               Senior Vice President & Chief Financial Officer JFK Health Systems
                               80 James Street
                               Edison, NJ 08818-3059

Or to such other addresses as either party may specify for the reception of notice from time to time in writing to the other party. Any such notice shall be effective only when actually received by the party to whom addressed.

        24. Integration. This Agreement and all Exhibits attached hereto contain the full and entire agreement between the parties hereto, and no oral or written understanding is of any force or effect whatsoever unless expressly contained in a writing executed subsequent to the date of this Agreement.

        25. Waivers. To the extent that a party fails or chooses not to pursue any of its remedies under this Agreement or pursuant to applicable law, such failure or decision not to act shall not prejudice such party's rights to pursue any of those remedies at any future time and shall not constitute a waiver of its rights.

        26. Assignments. This Agreement is binding upon and shall inure to the benefit of the permitted successors or assigns of the respective parties hereto, except that neither party may assign its rights or obligations under this Agreement without the express written consent of the other (which consent shall not be unreasonably withheld).

        27. Amendments. This Agreement shall not be amended or altered in any manner unless such amendment or alteration is in a writing signed by both parties.

        28. Record-Keeping Requirements. To the extent required by the regulations promulgated by the Health Care Financing Administration pursuant to
Section 952 of the Omnibus Reconciliation Act of 1980, GKF shall:

               (a) Until the expiration of four (4) years following the furnishing of services pursuant to this Agreement, GKF agrees to make available upon written request of the Secretary of Health and Human Services or the U.S. Comptroller General or any of their duly authorized representatives, this Agreement, any books, documents and records necessary to verify the nature and extent of costs incurred by JFK by reason of the activities of GKF under this Agreement; and

               (b) If GKF elects to delegate any of its duties under this Agreement (which have a cost or value of Ten Thousand Dollars ($10,000.00) or more over a twelve (12) month period) to a related organization, GKF may do so only through a subcontractor which is consented to by JFK, it being understood that, inasmuch as JFK is entering into this Agreement in reliance on GKF's reputation and expertise, that JFK shall be the sole judge of the reputation and expertise of the proposed delegee, and only through a subcontractor which provides that, until the expiration of four (4) years following the furnishing of services under such subcontract, the related organization shall make available, on request of the Secretary of Health and Human Services or the U.S. Comptroller General or any of their authorized representatives, the subcontract, and books, documents and records of the nature and extent of costs incurred by JFK by reason of activities of such related organization under such subcontract. No delegation by GKF of its duties hereunder shall relieve GKF from liability hereunder.

        29.    Miscellaneous Provisions.

               (a) Validity. The invalidity or unenforceability of any portion or provision of this Agreement shall not effect the validity or enforceability of any other portion, nor shall either party's implied or express consent to the breach or waiver of any provision of this Agreement constitute a waiver of such provision as to any subsequent breach.

               (b) Attorneys Fees. In the event of any claim or controversy arising hereunder, the prevailing party in such claim or controversy shall be entitled to a reasonable attorneys' fee in addition to whatever other relief said party would be otherwise entitled. The prevailing party shall be determined by the arbitrators pursuant to an arbitration conducted in accordance with Paragraph 29(d) below.

               (c) Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again commence performance of their respective obligations under this Agreement.

               (d) Arbitration. Any controversy or claim between the parties arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, with the arbitration to be conducted in Washington, D.C. The award of the arbitrators shall be final and binding upon the parties hereto. Judgement upon the award issued by the arbitrators may be entered in any court of competent jurisdiction.

               (e) Confidentiality. GKF and JFK shall keep the terms and conditions of this Agreement strictly confidential and neither party shall (except as required by applicable law, regulation or legal process, and only after compliance with the remainder of this paragraph), without the prior written consent of the other party, (i) disclose any of the terms and conditions of this Agreement in any manner whatsoever, and (b) will not use any of the terms and conditions of this Agreement in any manner whatsoever other than in connection with the performance of their respective obligations hereunder. In the event that either GKF or JFK is, or any of its representatives are, requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the terms and conditions of this Agreement, such party shall notify the other party promptly so that it may seek a protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this paragraph. In the event that no protective order or other remedy is obtained, or a party waives compliance with the terms of this paragraph, the party will furnish only that portion of the terms and conditions of this Agreement which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such terms and conditions.


                      [SIGNATURE PAGE AND EXHIBITS FOLLOW]

        IN WITNESS HEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.


The Community Hospital Group, Inc.                GK Financing, LLC,
dba JFK Medical Center,                           a California limited liability
a New Jersey corporation                          company


By: /s/ John P. Mcgee  /s/J. Scott Gebhardt        By: /s/ Craig K. Tagawa
    ---------------------------------------           -------------------

    John P. Mcgee, President and CEO                  Craig K. Tagawa, CEO
    J. Scott Gebhardt, Senior VP-Operations
    [Print Name and Title]                            [Print Name and Title]

                                    EXHIBIT 1

                                  LGK AGREEMENT

                                    EXHIBIT 2

                               PURCHASE AGREEMENT

                                    EXHIBIT 3

                              MAINTENANCE SCHEDULE